EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
July 28, 2022	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES SECOND QUARTER 2022 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2022.

“For 90 years, the Federal Home Loan Banks have been tasked with providing a steady, reliable source of liquidity in all economic cycles,” said José R. González, president and CEO of the FHLBNY. “Through the volatility of the first half of 2022, our members have continued to find a stable partner in the Federal Home Loan Bank of New York, as reflected in advances balances that have steadily increased throughout the first six months of the year. This stability is reflected across the Federal Home Loan Bank System, benefitting local lenders nationwide.”

Highlights from the second quarter of 2022 include:

•	Net income for the quarter was $76.3 million, an increase of $1.6 million, or 2.1%, from net income of $74.7 million for the second quarter of 2021. Net interest income for the quarter was $146.7 million, an increase of $3.5 million, or 2.4%, from $143.2 million in the second quarter last year.

•	Return on average equity (“ROE”) for the quarter was 4.71% (annualized), compared to ROE of 4.21% for the second quarter of 2021.

•	As of June 30, 2022, total assets were $116.0 billion, an increase of $10.6 billion, or 10.1%, from total assets of $105.4 billion at December 31, 2021. As of June 30, 2022, advances were $80.1 billion, an increase of $8.5 billion, or 11.9%, from $71.5 billion at December 31, 2021.

•	As of June 30, 2022, total capital was $6.8 billion, an increase of $0.4 billion from total capital of $6.4 billion at December 31, 2021. The FHLBNY’s retained earnings increased by $31.9 million to nearly $2.0 billion as of June 30, 2022, of which $1.1 billion were unrestricted retained earnings and $0.9 billion were restricted retained earnings. At June 30, 2022, the FHLBNY continued to meet its regulatory capital ratios.

•	The FHLBNY allocated $8.6 million from its second quarter 2022 earnings for its Affordable Housing Program.

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The FHLBNY currently expects to file its Form 10-Q for the second quarter of 2022 with the U.S. Securities and Exchange Commission on or before August 11, 2022.

Selected Balance Sheet Items (dollars in millions)
	June 30,	December 31,
	2022	2021	Change

Advances	$80,062	$71,536	$8,526
Mortgage loans held for portfolio	2,175	2,320	(145)
Mortgage-backed securities	14,589	14,693	(104)
Liquidity assets	17,202	14,948	2,254
Total assets	115,963	105,358	10,605

Consolidated obligations	107,070	97,026	10,044
Capital stock	4,939	4,501	438
Unrestricted retained earnings	1,109	1,104	5
Restricted retained earnings	854	827	27
Accumulated other comprehensive income	(139)	14	(153)
Total capital	$6,763	$6,446	$317

Capital-to-assets ratio (GAAP)	5.83%	6.12%
Capital-to-assets ratio (Regulatory)	5.96%	6.11%

Operating Results (dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change

Total interest income	$386.3	$247.5	$138.8	$608.7	$529.8	$78.9
Total interest expense	239.6	104.4	135.2	339.9	228.1	111.8
Net interest income	146.7	143.1	3.6	268.8	301.7	(32.9)
Provision (Reversal) for credit losses	(0.1)	(1.7)	1.6	(0.1)	(3.0)	2.9
Net interest income after provision for credit loss	146.8	144.8	2.0	268.9	304.7	(35.8)
Non-interest income (loss)	(15.3)	(9.6)	(5.7)	(28.1)	(42.2)	14.1
Non-interest expense	46.6	52.2	(5.6)	92.6	99.3	(6.7)
Affordable Housing Program assessments	8.6	8.3	0.3	14.9	16.3	(1.4)
Net income	$76.3	$74.7	$1.6	$133.3	$146.9	$(13.6)

Return on average equity	4.71%	4.21%		4.17%	4.14%
Return on average assets	0.27%	0.24%		0.23%	0.23%
Net interest margin	0.52%	0.46%		0.48%	0.47%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of June 30, 2022, the FHLBNY serves 315 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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